Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-112904) and Form S-8 (File Nos. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877, 333-109879, 333-142651 and 333-156931) of Valeant Pharmaceuticals International of our report dated February 27, 2009 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for certain convertible debt instruments and the accounting for noncontrolling interests in a subsidiary discussed in Note 1, as to which the date is May 28, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Valeant Pharmaceuticals International dated May 28, 2009.
PricewaterhouseCoopers LLP
Orange County, California
May 28, 2009

6